Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2014 RESULTS

ARIZONA, February 18, 2015—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 160 graduate and undergraduate degree programs across eight colleges both online and on ground at our approximately 205 acre campus in Phoenix, Arizona, today announced financial results for the quarter and fiscal year ended December 31, 2014.

(more)

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

For the three months ended December 31, 2014:

•	Net revenue increased 16.9% to $190.0 million for the fourth quarter of 2014, compared to $162.4 million for the fourth quarter of 2013.

•	At December 31, 2014, our enrollment was 67,806, an increase of 13.7% from our enrollment of 59,658 at December 31, 2013. Ground enrollment increased 26.5% to 12,746 from enrollment of 10,078 at December 31, 2013. Online enrollment increased 11.1% to 55,060 from enrollment of 49,580 at December 31, 2013.

•	Operating income for the fourth quarter of 2014 was $53.5 million, an increase of 31.0% as compared to $40.9 million for the same period in 2013. The operating margin for the fourth quarter of 2014 was 28.2%, compared to 25.2% for the same period in 2013. Operating income for the fourth quarter of 2013 excluding contributions made in lieu of state income taxes to school tuition organizations during the quarter of $2.5 million was $43.4 million and the operating margin was 26.7% excluding these contributions. In 2014, we made contributions in the amount of $2.8 million in the third quarter of 2014.

•	Adjusted EBITDA increased 22.1% to $64.1 million for the fourth quarter of 2014, compared to $52.5 million for the same period in 2013.

•	The tax rate in the fourth quarter of 2014 was 38.1% compared to 35.2% in the fourth quarter of 2013. The effective tax rate was favorably affected in the fourth quarter of 2013 by our contributions in lieu of state income taxes to school tuition organizations made during the quarter. Excluding the contributions of $2.5 million made in the fourth quarter of 2013 our tax rate was 39.0%.

•	Net income increased 26.5% to $33.1 million for the fourth quarter of 2014, compared to $26.2 million for the same period in 2013.

•	Diluted net income per share was $0.70 for the fourth quarter of 2014, compared to $0.56 for the same period in 2013.

For the year ended December 31, 2014:

•	Net revenue increased 15.5% to $691.1 million for the year ended December 31, 2014, compared to $598.3 million for the year ended December 31, 2013.

•	Operating income for the year ended December 31, 2014 was $180.8 million, an increase of 26.2% as compared to $143.3 million for the same period in 2013. The operating margin for the year ended December 31, 2014 was 26.2%, compared to 23.9% for the same period in 2013.

•	Adjusted EBITDA increased 23.1% to $227.8 million for the year ended December 31, 2014, compared to $185.1 million for the same period in 2013.

•	The tax rate for the year ended December 31, 2014 was 38.0% compared to 38.8% for the year ended December 31, 2013. The effective tax rate in 2014 was lower than the prior year due primarily to state tax rate changes that began a gradual phase-in process during the first quarter of 2014.

•	Net income increased 25.7% to $111.5 million for the year ended December 31, 2014, compared to $88.7 million for the same period in 2013.

•	Diluted net income per share was $2.37 for the year ended December 31, 2014, compared to $1.92 for the same period in 2013.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the year ended December 31, 2014 and 2013 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $166.0 million and $164.2 million at December 31, 2014 and 2013, respectively. Our restricted cash, cash equivalents and investments at December 31, 2014 and 2013 were $67.8 million and $64.4 million, respectively.

The University generated $167.0 million in cash from operating activities for the year ended December 31, 2014 compared to $118.4 million for the year ended December 31, 2013. Cash provided by operations in 2014 and 2013 resulted from our net income plus non-cash charges for provision for bad debts, depreciation and amortization, timing of income tax and employee related payments and student deposits and changes in our working capital.

Net cash used in investing activities was $161.0 million and $172.5 million for the years ended December 31, 2014 and 2013, respectively. Our cash used in investing activities is primarily related to the purchase of short-term investments and property and equipment, partially offset by proceeds from the sale or maturity of short-term investments and in 2013 proceeds received from the settlement of a note receivable of $29.2 million. Proceeds from investment, net of purchases of short-term investments, was $7.6 million during the year ended December 31, 2014. Purchases of short-term investments, net of proceeds of these investments, was $108.4 million during the year ended December 31, 2013. Capital expenditures were $168.7 million and $78.9 million for the years ended December 31, 2014 and 2013, respectively. In 2014, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional classroom building and parking garage, additional residence halls that accommodate another 1,600 students and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Also, in late 2014 we commenced construction on an additional classroom building for our College of Science, Technology and Engineering, started four additional dormitories that will house 3,200 students beginning in the Fall of 2015 and a new parking garage to increase our capacity on the Phoenix, Arizona campus. In 2013, capital expenditures primarily consisted of ground campus building projects including the construction costs for two additional dormitories and an expansion of our student union, which includes additional food services and library space to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In addition, during 2013 we spent $14.5 million to purchase and refurbish a building that is located less than two miles from our Phoenix, Arizona campus and is being used as office space for our employees.

Net cash provided by financing activities was $3.4 million and $4.8 million for the years ended December 31, 2014 and 2013, respectively. During 2014, proceeds from the exercise of stock options of $7.8 million and excess tax benefits from share-based compensation of $7.6 million were partially offset by $5.3 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaling $6.7 million. During 2013, proceeds from the exercise of stock options of $16.3 million and excess tax benefits from share-based compensation of $4.5 million were partially offset by $9.3 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaling $6.7 million.

(more)

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

2015 Outlook by Quarter

Q1 2015:	Net revenue of $193.0 million; Target Operating Margin 27.3%; Diluted EPS of $0.68 using 47.2 million diluted shares; student counts of 68,700

Q2 2015:	Net revenue of $172.8 million; Target Operating Margin 23.5%; Diluted EPS of $0.52 using 47.7 million diluted shares; student counts of 62,500

Q3 2015:	Net revenue of $193.3 million; Target Operating Margin 26.6%; Diluted EPS of $0.65 using 47.9 million diluted shares; student counts of 75,600

Q4 2015:	Net revenue of $211.9 million; Target Operating Margin 28.9%; Diluted EPS of $0.77 using 48.1 million diluted shares; student counts of 75,200

Full Year 2015:	Net revenue of $771.0 million; Target Operating Margin 26.7%; Diluted EPS of $2.62 using 48.1 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

(more)

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2014 results and 2015 outlook during a conference call scheduled for today, February 18, 2015 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 80714931 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 80714931. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 160 graduate and undergraduate degree programs across eight colleges both online and on ground at our approximately 205 acre campus in Phoenix, Arizona, and at facilities we lease and at facilities owned by third party employers. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian, liberal arts foundation. Approximately 67,800 students were enrolled as of December 31, 2014. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

###

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Net revenue	$189,973	$162,443	$691,055	$598,335
Costs and expenses:
Instructional costs and services	78,552	67,971	288,791	254,419
Admissions advisory and related, including $601 and $838 for the three months ended December 31, 2014 and 2013, respectively, and $2,974 and $3,412 for the year ended December 31, 2014 and 2013, respectively, to related parties	28,774	26,160	108,567	97,077
Advertising	16,854	15,038	65,808	60,985
Marketing and promotional	1,810	1,527	7,439	5,644
General and administrative	10,447	10,870	39,635	36,934

Total costs and expenses	136,437	121,566	510,240	455,059

Operating income	53,536	40,877	180,815	143,276
Interest expense	(346)	(609)	(1,801)	(2,244)
Interest and other income	307	104	684	3,863

Income before income taxes	53,497	40,372	179,698	144,895
Income tax expense	20,404	14,215	68,232	56,184

Net income	$33,093	$26,157	$111,466	$88,711

Earnings per share:
Basic income per share	$0.72	$0.58	$2.45	$1.98

Diluted income per share	$0.70	$0.56	$2.37	$1.92

Basic weighted average shares outstanding	45,652	45,026	45,538	44,731

Diluted weighted average shares outstanding	47,097	46,712	47,006	46,131

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, exit or lease termination costs or the gain recognized on the settlement of a third party note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, and the gain recognized on the settlement of notes receivable are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited, in thousands)
Net income	$33,093	$26,157	$111,466	$88,711
Plus: interest expense net of interest income	39	505	1,117	2,027
Plus: income tax expense	20,404	14,215	68,232	56,184
Plus: depreciation and amortization	7,981	6,761	29,177	25,141

EBITDA	61,517	47,638	209,992	172,063

Plus: royalty to former owner	74	74	296	296
Plus: prepaid royalty impairment and other fixed asset impairments	—	—	3,441	—
Plus: contributions in lieu of state income taxes	—	2,500	2,750	2,500
Plus: lease termination costs	—	—	518	—
Less: gain on proceeds received from note receivable	—	—	—	(3,646)
Plus: estimated litigation and regulatory reserves	(27)	—	870	3,937
Plus: share-based compensation	2,533	2,268	9,945	9,936

Adjusted EBITDA	$64,097	$52,480	$227,812	$185,086

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	December 31,	December 31,
(In thousands, except par value)	2014	2013
	(Unaudited)
Current assets
Cash and cash equivalents	$65,238	$55,824
Restricted cash, cash equivalents and investments	67,840	64,368
Investments	100,784	108,420
Accounts receivable, net	7,605	7,217
Income taxes receivable	1	3,599
Deferred income taxes	6,149	5,159
Other current assets	19,428	19,116

Total current assets	267,045	263,703
Property and equipment, net	478,170	339,596
Prepaid royalties	3,650	4,641
Goodwill	2,941	2,941
Other assets	3,907	5,219

Total assets	$755,713	$616,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$22,715	$24,231
Accrued compensation and benefits	23,995	20,093
Accrued liabilities	13,533	14,554
Income taxes payable	4,906	7
Student deposits	69,584	66,772
Deferred revenue	36,868	32,816
Due to related parties	403	454
Current portion of capital lease obligations	91	89
Current portion of notes payable	6,616	6,607

Total current liabilities	178,711	165,623
Capital lease obligations, less current portion	406	497
Other noncurrent liabilities	4,513	6,811
Deferred income taxes, noncurrent	15,974	11,832
Notes payable, less current portion	79,877	86,493

Total liabilities	279,481	271,256

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 49,746 and 48,890 shares issued and 46,744 and 46,045 shares outstanding at December 31, 2014 and 2013, respectively	497	489
Treasury stock, at cost, 3,002 and 2,845 shares of common stock at December 31, 2014 and 2013, respectively	(53,770)	(48,432)
Additional paid-in capital	158,549	132,904
Accumulated other comprehensive (loss) income	(35)	358
Retained earnings	370,991	259,525

Total stockholders’ equity	476,232	344,844

Total liabilities and stockholders’ equity	$755,713	$616,100

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2014	2013
	(Unaudited)
Cash flows provided by operating activities:
Net income	$111,466	$88,711
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	9,945	9,936
Excess tax benefits from share-based compensation	(7,637)	(4,469)
Provision for bad debts	15,045	19,897
Depreciation and amortization	29,473	25,437
Gain on proceeds received from note receivable	—	(3,646)
Loss on asset disposal and fixed asset impairments	2,475	—
Deferred income taxes	2,651	5,472
Prepaid royalty impairment	966	—
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	(3,472)	(8,404)
Accounts receivable	(15,433)	(19,163)
Prepaid expenses and other	81	(7,316)
Due to/from related parties	(51)	(69)
Accounts payable	(2,448)	8,563
Accrued liabilities and employee related liabilities	2,991	(1,756)
Income taxes receivable/payable	16,378	(7,769)
Deferred rent	(2,298)	(204)
Deferred revenue	4,052	4,202
Student deposits	2,812	9,027

Net cash provided by operating activities	166,996	118,449

Cash flows used in investing activities:
Capital expenditures	(168,646)	(78,948)
Purchase of land and building related to off-site development	—	(14,542)
Purchases of investments	(114,919)	(168,953)
Proceeds from sale or maturity of investments	122,555	60,533
Restricted funds held for derivative collateral	—	225
Proceeds received from note receivable	—	29,187

Net cash used in investing activities	(161,010)	(172,498)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(6,696)	(6,689)
Repurchase of common shares including shares withheld in lieu of income taxes	(5,338)	(9,296)
Net proceeds from exercise of stock options	7,825	4,469
Excess tax benefits from share-based compensation	7,637	16,278

Net cash provided by financing activities	3,428	4,762

Net increase (decrease) in cash and cash equivalents	9,414	(49,287)
Cash and cash equivalents, beginning of period	55,824	105,111

Cash and cash equivalents, end of period	$65,238	$55,824

Supplemental disclosure of cash flow information
Cash paid for interest	$1,793	$2,176
Cash paid for income taxes	$48,835	$59,892
Cash received for income tax refunds	$385	$728
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$5,845	$1,494
Tax benefit of Spirit warrant intangible	$16	$209
Shortfall tax expense from share-based compensation	$260	$267

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2014 Results

The following is a summary of our student enrollment at December 31, 2014 and 2013 by degree type and by instructional delivery method:

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degree(2)	26,319	38.8%	22,476	37.7%
Undergraduate degree	41,487	61.2%	37,182	62.3%

Total	67,806	100.0%	59,658	100.0%

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	55,060	81.2%	49,580	83.1%
Ground(4)	12,746	18.8%	10,078	16.9%

Total	67,806	100.0%	59,658	100.0%

(1)	Enrollment represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at December 31, 2014 and 2013 are students pursuing non-degree certificates of 585 and 487, respectively.
(2)	Includes 5,570 and 4,285 students pursuing doctoral degrees at December 31, 2014 and 2013, respectively.
(3)	As of December 31, 2014 and 2013, 46.0% and 43.5%, respectively, of our working adult students (online and professional studies students) were pursuing graduate or doctoral degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.